Exhibit 99.1

Colicity Inc. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on or about April 16, 2021

April 16, 2021 – Colicity Inc. (the “Company”) announced that holders of the units sold in the Company’s initial public offering of 34,500,000 units, including the underwriters’ exercise of their full over-allotment option for 4,500,000 units, completed on February 26, 2021 (the “Offering”) may elect to separately trade the Class A common stock and warrants included in the units commencing on or about April 16, 2021. Any Units not separated will continue to trade on The Nasdaq Capital Market under the symbol “COLIU”, and the Class A common stock and warrants will separately trade on The Nasdaq Capital Market under the symbols “COLI” and “COLIW”, respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A common stock and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, email: prospectus-ny@ny-email.gs.com, or telephone: 1-866-471-2526.

About Colicity Inc.

Colicity Inc. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on businesses that operate within the Technology, Media and Telecommunications sectors and is led by veteran communications and technology entrepreneur, Craig O. McCaw, who is Colicity’s Chairman and CEO, and Randy Russell, Colicity’s Chief Investment Officer.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Please direct all inquiries regarding Colicity Inc. to Todd Wolfenbarger at wolfenbarger@summitslc.com / 801-244-9600..